AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 2001
                                                   REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        --------------------------------



                            ON TECHNOLOGY CORPORATION
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


          DELAWARE                                              04-3162846
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                                  WALTHAM WOODS
                          880 WINTER STREET, BUILDING 4
                             WALTHAM, MA 02451-1449
                                 (781) 487-3300
               ---------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)


                         ------------------------------


           ROBERT L. DORETTI                           COPIES TO:
        ON TECHOLOGY CORPORATION                    GABOR GARAI, ESQ.
             WALTHAM WOODS                     EPSTEIN BECKER & GREEN, P.C.
     880 WINTER STREET, BUILDING 4             75 STATE STREET, 27TH FLOOR
         WALTHAM, MA 02451-1449                     BOSTON, MA 02109
             (781) 487-3300                          (617) 342-4000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
================================================================================

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------


                         CALCULATION OF REGISTRATION FEE

==================================================================================================
Title of Each Class of                    Proposed Maximum    Proposed Maximum
  Securities to be        Amount to be     Offering Price    Aggregate Offering      Amount of
     Registered          Registered (1)      Per Unit(2)            Price         Registration Fee
----------------------   --------------   ----------------   ------------------   ----------------
  Common Stock, par         6,024,096         $1.575              $9,487,951           $2,372
     value $.01
==================================================================================================

(1) Includes an indeterminate number of additional shares of common stock that the selling stockholders may acquire as a result of stock splits, stock dividends or similar transactions involving the common stock, which shares are registered pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average high and low prices of the Registrant's common stock reported by the Nasdaq National Market on November 16, 2001 was $1.575 per share.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.

                        ---------------------------------

                              Subject to Completion
                 Preliminary Prospectus dated November 19, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS

ON TECHNOLOGY CORPORATION
WALTHAM WOODS
880 WINTER STREET, BUILDING 4
WALTHAM, MA 02451-1449
Telephone Number: (781)487-3300


                            ON TECHNOLOGY CORPORATION

                                6,024,096 SHARES
                                  COMMON STOCK

                               ------------------

     These shares may be offered and sold from time to time by certain stockholders of ON Technology Corporation, identified in this prospectus. See "Selling Stockholders." On October 26, 2001, the selling stockholders, Special Situations Fund, III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. acquired a total of 6,024,096 shares of common stock of ON.

     We are registering the sale of the shares held by the selling stockholders to satisfy our contractual obligations to provide the selling stockholders with freely tradeable shares. The selling stockholders will receive all of the net proceeds from the sale of the shares. The selling stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares.

     Our common stock is quoted on the Nasdaq National Market under the symbol "ONTC." On November 16, 2001, the last reported sale price of the common stock was $1.61 per share. You are urged to obtain current market data, and should not use the market price on November 16, 2001 as a prediction of the future market price of the common stock.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                November 19, 2001

                                TABLE OF CONTENTS



                                                                          PAGE
                                                                          ----
Information Incorporated by Reference.....................................  1
Forward Looking Information...............................................  2
ON Technology Corporation.................................................  2
Where to Find Additional Information about ON.............................  2
Risk Factors..............................................................  2
Use of Proceeds........................................................... 15
Selling Stockholders...................................................... 15
Plan of Distribution...................................................... 17
Interests of Named Experts and Counsel.................................... 18
Material Changes.......................................................... 18
Legal Matters............................................................. 18
Experts................................................................... 18



You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of ON common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" in this prospectus the information contained in other documents that we file with them. This means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all of the shares covered by this prospectus. The documents we incorporate by reference are:

1. Our Current Report on Form 8-K dated November 2, 2001 relating to the sale of our common stock to the Investors.

2.   Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

3.   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

4.   Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

5.   Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

6. All of our filings pursuant to the Exchange Act after the date of this prospectus until we terminate the offering of these shares.

7. The description of our common stock contained in the Registration Statement on Form 8-A as filed with the SEC on August 1, 1995.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Chief Executive Officer, ON Technology Corporation, Waltham Woods, 880 Winter Street, Building 4, Waltham, MA 02451-1449, telephone number (781)487-3300.

                           FORWARD LOOKING INFORMATION

     This prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important facts that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including statements under the caption "Risk Factors." Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual reports on Form 10-K for the fiscal year ended December 31, 2000, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 which reports are incorporated by reference, and comparably named sections of any subsequently filed Exchange Act reports. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors."

                            ON TECHNOLOGY CORPORATION

     We provide enterprise desktop management software for heterogeneous enterprise networks that is open, scalable, and easy to use and administer. Our principal product, ON COMMAND CCM, or CCM, is designed to address the enterprise desktop management requirements of large organizations. This product is an advanced system for managing and controlling PC software across corporate networks and the Internet. It also provides a single, integrated system for managing desktop and mobile PCs from a centralized server. ON COMMAND CCM can be deployed across most major hardware platforms and network operating systems and protocols.

                  WHERE TO FIND ADDITIONAL INFORMATION ABOUT ON

     We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms, including the locations of regional offices. Our SEC filings are also available to the public from our Web site at http://www.on.com, or at the SEC's Web site at http://www.sec.gov. Information on our Web site does not constitute part of this prospectus.

                                  RISK FACTORS

PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE STATEMENTS IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED BECAUSE OF A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED HEREIN UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

WE HAVE EXPERIENCED CASH FLOW DEFICITS AND MAY EXPERIENCE CASH FLOW DEFICITS IN THE FUTURE.

     For the three months ended September 30, 2001, our cash flows were essentially flat. For the nine months ended September 30, 2001, we had operating losses of approximately $5.2 million producing significant negative cash flow for the year. We will be a user of cash at least through December 31, 2001. We believe that we will be breakeven from operations for the fourth quarter of 2001, however, there is no assurance that we will achieve this result. Based upon our current revenue projections and expense levels with the $5 million equity financing in October 2001, we believe that we have sufficient cash to fund its operations for at least the next twelve months.

OUR MARKETING REQUIRES SIGNIFICANT INVESTMENTS

     Sales of our products require significant up-front investments in marketing, technical and financial resources. We have adopted a marketing strategy using both direct and indirect sales forces and an in-field service organization. This strategy requires significant investments in marketing and technical personnel, retraining of existing personnel, ongoing product development and creation of an in-field service organization. We have developed valuable marketing and service experience and expertise in Europe and, recently, in the United States. However, there can be no assurance that we will be able to continue to expand and apply such experience and expertise to our target market.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM A RELATIVELY SMALL NUMBER OF CUSTOMERS

     For the three and nine months ended September 30, 2001, three customers accounted for approximately $1.6 million or 27.3% of total revenue and approximately $3.8 million, or 22.6% of total revenue, respectively. During the year ended December 31, 2000, two customers accounted for $6.3 million of On Command CCM revenue or 24.0% of total revenues. It is possible that in the future other customers will account for more than 10% of our total revenue. The loss of significant customers could have a materially adverse effect on our business, condition (financial or otherwise), prospects and results of operations.

WE WILL NEED TO EXPAND OUR DISTRIBUTION CHANNELS IN ORDER TO DEVELOP OUR BUSINESS AND INCREASE REVENUE

     We sell our products through our direct sales force and a number of distributors, and we provide maintenance and support services through our technical and customer support staff. We plan to continue to invest large amounts of resources in our direct sales force, particularly in North America. In addition, we are developing additional sales and marketing channels through value added resellers, system integrators, original equipment manufacturers and other channel partners. We may not be able to attract channel partners that will be able to market our products effectively, or that will be qualified to provide timely and cost-effective customer support and service. If we establish distribution through such indirect channels, our agreements with channel partners may not be exclusive. As a result, such channel partners may also carry competing product lines. If we do not establish and maintain such distribution relationships, this could materially adversely affect our business, condition (financial or otherwise), prospects and results of operations.

IF THE MARKET FOR OUR ENTERPRISE DESKTOP MANAGEMENT SOFTWARE SOLUTIONS DOES NOT CONTINUE TO DEVELOP AS WE ANTICIPATE, OUR ABILITY TO GROW OUR BUSINESS AND SELL OUR PRODUCTS WILL BE ADVERSELY AFFECTED

     In recent years, the market for enterprise software solutions has been characterized by rapid technological change, frequent new product announcements and introductions and evolving industry standards. In response to advances in technology, customer requirements have become increasingly complex, resulting in industry consolidation of product lines offering similar or related functionality. In particular, we believe that a market exists for integrated enterprise-wide infrastructure management solutions. However, the existence of such a market is unproven. If such a market does not fully develop, this could have a materially adverse effect on our business, condition (financial or otherwise), prospects and results of operations. Regardless of the development of a market for integrated infrastructure management solutions, factors adversely affecting the pricing of, demand for, or market acceptance of our enterprise desktop management applications could have a material adverse effect on our business, condition (financial or otherwise), prospects and results of operations.

IF WE DO NOT RESPOND ADEQUATELY TO OUR INDUSTRY'S EVOLVING TECHNOLOGY STANDARDS, OR DO NOT CONTINUE TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS, SALES OF OUR PRODUCTS MAY DECLINE

     As a result of rapid technological change in our industry, product advances can quickly erode our position in existing markets or other markets that we may enter. The life cycles of our products are difficult to estimate. Our growth and future financial performance depend in part upon our ability to improve existing products and develop and introduce new products that keep pace with technological advances, meet changing customer needs and respond to competitive products. Our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments.

THE TECHNOLOGICAL REQUIREMENTS OF OUR PRODUCTS MAY PRESENT CHALLENGES IN PRODUCT DEVELOPMENT WHICH, IF WE CANNOT MEET, MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     The technological demands of our current products require a commitment of significant ongoing financial, technical and personnel resources to product development, training of service technicians and customer training. Because our historical products were not as technologically sophisticated as our current products, we have not to date made all of the required investment and have not proven that we can develop and maintain the organization required to support such products. We believe that our experience to date will provide a valuable base on which to build the necessary financial, technical and personnel resources to continue to sell, market, develop and support our products. However, there can be no assurance that we will be able to expand and develop our resources to support our products.

     Our current products are typically larger and more complex than the products that we have previously developed. Our ability to continue to enhance our current products to meet customer and market requirements will depend substantially on our ability to effectively manage this development effort, to attract and retain the required development personnel in Waltham, Massachusetts and Starnberg, Germany and to coordinate and manage geographically remote development efforts.

     We have experienced product development delays in the past and may experience delays in the future. Difficulties in product development could delay or prevent the successful introduction or marketing of new or improved products. Any such new or improved products may not achieve market acceptance. Our current or future products may not conform to industry requirements. If, for technological or other reasons, we are unable to develop and introduce new and improved products in a timely manner, our business, condition (financial or otherwise), prospects and results of operations could be adversely affected.

ERRORS IN OUR PRODUCTS COULD RESULT IN SIGNIFICANT COSTS TO US AND COULD IMPAIR OUR ABILITY TO SELL OUR PRODUCTS

     Because our software products are complex, these products may contain errors that could be detected at any point in a product's life cycle. In the past, we have discovered software errors in certain of our products and have experienced delays in shipment of our products during the period required to correct these errors. Despite our testing and testing by current and potential customers, errors in our products may be found in the future. Detection of such errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation or increased service and warranty costs. If any of these results were to occur, our business, condition (financial or otherwise), prospects and results of operations could be materially adversely affected.

IN THE FUTURE, INCLUSION OF FUNCTIONS PROVIDED BY OUR PRODUCTS IN SYSTEM SOFTWARE AND APPLICATION SUITES MAY AFFECT OUR COMPETITIVE POSITION

     In the future, vendors of operating system software and applications sold for a single price (generally referred to as application suites) may continue to enhance their products to include functions that are currently provided by our products. In addition, some vendors may bundle these products in their existing application suites at no additional charge. The widespread inclusion of the functions provided by our products as standard features of operating system software could render our products obsolete and unmarketable particularly if the quality of such functions were comparable to the functions offered by our products. Furthermore, even if the software functions provided as standard features by operating systems are more limited than those of our products, there is no assurance that a significant number of customers would not elect to accept such functions instead of purchasing additional software. If we were unable to develop new software products to further enhance operating systems and to successfully replace any obsolete products, our business, condition (financial or otherwise), prospects and results of operations could be materially and adversely affected.

NEW PRODUCT INTRODUCTIONS AND THE ENHANCEMENT OF EXISTING PRODUCTS BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS

     The market for our products is highly competitive, and we expect competition to continue to increase in the future. We believe that the principal competitive factors affecting the market for its products include brand name recognition, company reputation, performance, functionality, ease-of-use, breadth of product line, quality, customer support, adherence to industry standards, integration with third-party solutions and price.

     As is the case in many segments of the software industry, we may encounter increasing price competition in the future. This could reduce average selling prices and, therefore, profit margins. Competitive pressures could result not only in sustained price reductions but also in a decline in sales volume, which could adversely affect our business, condition (financial or otherwise), prospects and results of operations. There can be no assurance that we will continue to compete effectively against existing and potential competitors in its markets, many of whom have substantially greater financial, technical, marketing and support resources and name recognition than we have.

     The widespread inclusion of the functionality of our products as standard features of Microsoft operating systems software could render our products obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of our products. If we were unable to develop new functionality or unique applications for its technology to successfully replace any obsolete products, our business, condition (financial or otherwise), prospects and results of operations could be materially and adversely affected.

     The market for our products is highly competitive and diverse. The technology for remote software management products can change rapidly. New products are frequently introduced and existing products are continually enhanced. Competitors vary in size and in the scope and breadth of the products and services offered. We have faced competition from a number of sources, including:

o Large and established companies such as Microsoft, Computer Associates International and IBM/Tivoli which offer remote software delivery and management capabilities as part of their systems management, or network management frameworks;

o Software companies and others who provide software management utilities and suites such as Symantec, Intel, and Altiris;

o Hardware suppliers such as IBM, Hewlett-Packard, and Compaq that offer or bundle software management capabilities in conjunction with their hardware offerings; and

o The internal information technology departments of those companies with infrastructure management needs.

     In addition, Microsoft has bundled new management capabilities in its Windows 2000 and XP operating systems that, in conjunction with its Systems Management Server (SMS) framework, directly compete with capabilities provided by ON Command CCM. Even if the functionality provided with Microsoft's operating system software were more limited than that of our software management products, customers or potential customers might elect to accept more limited functionality in lieu of purchasing additional software. Competition resulting from this type of bundling could lead to price reductions for our products, which would reduce our margins and correspondingly affect our business, condition (financial or otherwise), prospects and results of operations.

     Some of our current and many of our potential competitors have much greater financial, technical, marketing, and other resources than we have. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer needs. They may also be able to devote greater resources to the development, promotion, and sale of their products than we can. We may not be able to compete successfully against current and future competitors. In addition, competitive pressures we face may materially adversely affect our business, condition (financial or otherwise), prospects and results of operations.

NEW COMPETITORS AND ALLIANCES AMONG EXISTING COMPETITORS COULD IMPAIR OUR ABILITY TO RETAIN AND EXPAND OUR MARKET SHARE

     Because competitors can easily penetrate the software market, we anticipate additional competition from other established and new companies as the market for enterprise desktop management applications develops. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties. Large software companies may acquire or establish alliances with our smaller competitors. We expect that the software industry will continue to consolidate. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

DUE TO THE TECHNOLOGICAL CHALLENGES ASSOCIATED WITH OUR CURRENT PRODUCTS, WE MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO CONDUCT THE BUSINESS AS PRESENTLY CONTEMPLATED

     Based on our current expense levels through September 30, 2001, our product development, marketing and sales costs for our current products are approximately $1,600,000 to $2,000,000 per month. Based on our existing cash and forecasted revenue, we believe that we have enough cash to fund these costs for at least the next twelve months. There can be no assurance that our estimate of the marketing, sales and product development costs of the CCM products is correct, or that these costs will not exceed our available financial resources, or that we will be able to locate additional sources of financing, if and when needed.

OUR INCREASING RELIANCE ON INTERNATIONAL REVENUE COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     For the three months ended September 30, 2001, total revenue from international licenses (license revenue from outside the United States) represented approximately 33% of our total revenue and 53% of our net CCM and related products revenue. For the nine months ended September 30, 2001, total revenue from international licenses represented approximately 37% of our total revenue and 62% of our net CCM and related products revenue. For the fiscal year 2000, total revenue from international licenses represented approximately 32% of our total revenue and 53% of our net CCM and related products revenue. We expect that international revenue will continue to constitute a significant portion of our total revenue in the future. Accordingly, a significant percentage of our total revenue may be subject to the risks inherent in international sales, including the impact of fluctuating exchange rates on demand for our products, longer payment cycles, greater difficulty in protecting intellectual property, greater difficulty in accounts receivable collection, unexpected changes in legal and regulatory requirements, seasonality due to the slowdown of European business activity in the third quarter and tariffs and other trade barriers. There can be no assurance that these factors will not have a materially adverse effect on our future international license revenue.

     Our continued growth and profitability may require continued expansion of our international operations, particularly in Europe, Latin America and the Pacific Rim. Accordingly, we intend to expand our current international operations and enter additional international markets. Such expansion will require significant management attention and financial resources. We have only limited experience in developing local-language versions of our products and marketing and distributing our products internationally. We may not be able to successfully translate, market, sell and deliver our products internationally. If we are unable to expand our international operations successfully and in a timely manner, our business, condition (financial or otherwise), prospects and results of operations could be adversely affected.

AS OUR EXPANDING INTERNATIONAL OPERATIONS IN EUROPE AND ELSEWHERE ARE INCREASINGLY CONDUCTED IN CURRENCIES OTHER THAN THE U.S. DOLLAR, FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN CURRENCY EXCHANGE LOSSES

     A large portion of our business is conducted in foreign currencies. Fluctuations in the value of foreign currencies relative to the U.S. dollar have caused and will continue to cause currency transaction gains and losses. We cannot predict the effect of exchange rate fluctuations upon future operating results. We may continue to experience currency losses in the future. We may implement a foreign exchange hedging program, consisting principally of purchases of one-month forward-rate currency contracts. However, our hedging activities may not adequately protect us against the risks associated with foreign currency fluctuations.

     On January 1, 1999, certain member states of the European Economic Community (EEC) fixed their respective currencies to a new currency, the euro. On that date, the euro became a functional legal currency within these countries. During the three years beginning on January 1, 1999, business in these EEC member states will be conducted in both the existing national currencies, such as the French franc or deutsche mark and the euro. Issues related to the introduction of the euro may materially adversely affect our business, condition (financial or otherwise), prospects and results of operations.

FUTURE FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS DUE TO A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL, COULD ADVERSELY AFFECT OUR STOCK PRICE

     Our quarterly operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors, many of which are beyond our control. These factors include, among others:

o our ability to develop, introduce and market new and enhanced versions of our software on a timely basis;

o    market demand for our software;

o    the size, timing and contractual terms of significant orders;

o the timing and significance of new software product announcements or releases by us or our competitors; changes in our pricing policies or our competitors;

o    changes in our business strategies;

o    budgeting cycles of our potential customers;

o    changes in the mix of software products and services sold;

o    reliance on indirect sales forces like systems integrators and channels;

o changes in the mix of revenue attributable to domestic and international sales;

o    the impact of acquisitions of competitors;

o    seasonal trends;

o    the cancellations of licenses or maintenance agreements;

o    product life cycles, software defects and other product quality problems;
     and

o    personnel changes.

     We have often recognized a substantial portion of our revenue in the last month or weeks of a quarter. As a result, license revenue in any quarter is substantially dependent on orders booked and shipped in the last month or weeks of that quarter. Due to the foregoing factors, quarterly revenue and operating results are not predictable with any significant degree of accuracy. In particular, the timing of revenue recognition can be affected by many factors, including the timing of contract execution and delivery. The timing between initial customer contact and fulfillment of criteria for revenue recognition can be lengthy and unpredictable, and revenue in any given quarter can be adversely affected as a result of such unpredictability. In the event of any downturn in potential customers' businesses or the economy in general, planned purchases of our products may be deferred or canceled, which could have a material adverse effect on our business, condition (financial or otherwise), prospects and results of operations.

OUR SALES CYCLE IS LONG AND UNPREDICTABLE, AND POTENTIAL DELAYS IN THE CYCLE MAKE OUR REVENUE SUSCEPTIBLE TO FLUCTUATIONS

     The licensing of our software generally requires us to engage in a sales cycle that typically takes approximately four to nine months to complete. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the size of the transaction and the level of competition that we encounter in our selling activities. During the sales cycle, we typically provide a significant level of education to prospective customers regarding the use and benefits of our products. Any delay in the sales cycle of a large license or a number of smaller licenses could have a material adverse effect on our business, condition (financial or otherwise), prospects and results of operations.

SEASONAL TRENDS IN SALES OF OUR SOFTWARE PRODUCTS MAY AFFECT OUR QUARTERLY OPERATING RESULTS

     Our business has experienced and is expected to continue to experience seasonality. Our revenue and operating results in our December quarter typically benefit from purchase decisions made by the large concentration of customers with calendar year-end budgeting requirements, and from the efforts of our sales force to meet fiscal year-end sales quotas. In addition, we are currently attempting to expand our presence in international markets, including Europe. International revenue comprises a significant percentage of our total revenue, and we may experience additional variability in demand associated with seasonal buying patterns in such foreign markets.

OUR ABILITY TO MANAGE GROWTH WILL AFFECT OUR ABILITY TO ACHIEVE AND MAINTAIN PROFITABILITY

     Total CCM and related products revenue grew significantly from 1998 to 1999, increasing from $11.3 million to $23.5 million, respectively. In fiscal 2000 total CCM and related products revenue decreased slightly from 1999 levels, to $22.9 million (actual through September 30, 2001). We expect revenues for 2001 to be in the range of $23 million to $24 million. If we continue to grow year over year, such growth may burden our operating and financial systems. This burden will require large amounts of senior management attention and will require the use of other company resources. Our ability to compete effectively and to manage future growth (and our future operating results) will depend in part on our ability to implement and expand operational, customer support, and financial control systems and to expand, train, and manage our employees. In particular, in connection with acquisitions, we will be required to integrate additional personnel and to augment or replace existing financial and management systems. Such integration could disrupt our operations and could adversely affect our financial results. We may not be able to augment or improve existing systems and controls or implement new systems and controls in response to future growth, if any. Any failure to do so could materially adversely affect our business, condition (financial or otherwise), prospects and results of operations.

OUR BUSINESS DEPENDS IN LARGE PART UPON THE PROTECTION OF OUR PROPRIETARY TECHNOLOGY, THE LOSS OF WHICH WOULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS

     Our success is heavily dependent upon our proprietary software technology. We rely on a combination of contractual rights, trademarks, trade secrets and copyright to establish and protect our proprietary rights in software.

     We use a printed "shrink-wrap" license for users of our products distributed through traditional distribution channels in order to protect our copyrights and trade secrets in those products. Since the licensee does not sign these shrink-wrap licenses, many authorities believe that they may not be enforceable under many state laws and the laws of many foreign jurisdictions. If such licenses are not enforceable, the user would not be bound by the license terms, including the terms that seek to protect our proprietary technology. If the printed shrink-wrap licenses prove to be unenforceable, this may have a material adverse effect on our business, condition (financial or otherwise), prospects and results of operations.

     The laws of some foreign countries either do not protect our proprietary rights or offer only limited protection for those rights. Furthermore, in countries with a high incidence of software piracy, we may experience a higher rate of piracy of our products.

     We have obtained registrations in the United States for the following trademarks: ON Technology, CCM, ON Command CCM, Notework, DaVinci Systems, ON Technology & Design, ON Location and Instant Update. We have only obtained registration for the trademark "ON Command CCM" in the European Union and Australia and for "ON Command" in Canada. As a result, we may not be able to prevent a third party from using our trademarks in many foreign jurisdictions. We have not to date registered any of our copyrights.

     There can be no assurance that the steps taken by us to protect our proprietary software technology will be adequate. Lesser sensitivity by corporate, government or institutional users to avoiding infringement of propriety rights could have a material adverse effect on our business, condition (financial or otherwise), prospects and results of operations.

     There has been substantial litigation in the software industry involving intellectual property rights of technology companies. We have not been involved in any such litigation. Although we do not believe that we are infringing the intellectual property rights of others, any involvement in this type of litigation may have a material adverse effect on our business, condition (financial or otherwise), prospects and results of operations. In addition, since we may acquire or license a portion of the software included in our future products from third parties, our exposure to infringement actions may increase because we must rely upon these third parties for information as to the origin and ownership of any software being acquired. We generally obtain representations as to the origin and ownership of such acquired or licensed software and we generally obtain indemnification to cover any breach of such representations. However, there can be no assurance that these representations are accurate or that such indemnification will provide us with adequate compensation for a breach of these representations. In the future, we may need to initiate litigation to enforce and protect trade secrets and other intellectual property rights owned by us. We may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. This litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on our business, condition (financial or otherwise), prospects and results of operations. Adverse rulings or findings in such litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from manufacturing or selling our products. Any one of these items could have a material adverse effect on our business, condition (financial or otherwise), prospects and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available to us on reasonable terms, or at all.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS MAY BE ABLE TO USE OUR TECHNOLOGY OR TRADEMARKS AND THIS COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUE AND INCREASE COSTS

     We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Such laws provide only limited protection. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to our data model and other proprietary information underlying our licensed applications. Such means of protecting our proprietary rights may not be adequate. Additionally, our competitors may independently develop similar or superior technology. Policing unauthorized use of software is difficult and, while we do not expect software piracy to be a persistent problem, some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources, and could materially adversely affect our business, condition (financial or otherwise), prospects and results of operations.

THIRD PARTIES COULD ASSERT, FOR COMPETITIVE OR OTHER REASONS, THAT OUR PRODUCTS INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS, AND SUCH CLAIMS COULD INJURE OUR REPUTATION, CONSUME TIME AND MONEY AND ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS

     While we are not aware that any of our software product offerings infringe the proprietary rights of third parties, third parties may claim infringement with respect to our current or future products. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the software industry grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements may not be available on acceptable terms, or at all. As a result, infringement claims could have a material adverse effect on our business, condition (financial or otherwise), prospects and results of operations.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN SIGNIFICANT COSTS TO US

     Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. Such limitation of liability provisions may, however, not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risk of such claims. We may be subject to such claims in the future. A product liability claim could materially adversely affect our business, condition (financial or otherwise), prospects and results of operations.

OUR SENIOR MANAGEMENT AND OTHER KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS, AND IF THEY CHOOSE TO LEAVE ON, IT COULD HARM OUR BUSINESS

     Our success will depend to a significant extent on the continued service of our senior management and certain other key employees, including selected sales, consulting, technical and marketing personnel. While our employees are required to sign standard agreements concerning confidentiality and ownership of inventions, few of our employees are bound by an employment or non-competition agreement. In addition, we do not generally maintain key man life insurance on any employee. The loss of the services of one or more of our executive officers or key employees or the decision of one or more such officers or employees to join a competitor or otherwise compete directly or indirectly with us could have a material adverse effect on our business, condition (financial or otherwise), prospects and results of operations.

WE WILL NEED TO RECRUIT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL TO SUCCESSFULLY GROW OUR BUSINESS

     Our future success will likely depend in large part on our ability to attract and retain additional highly skilled technical, sales, management and marketing personnel. Competition for such personnel in the computer software industry is intense, and in the past we have experienced difficulty in recruiting qualified personnel. New employees generally require substantial training in the use of our products. We may not succeed in attracting and retaining such personnel. If we do not, our business, condition (financial or otherwise), prospects and results of operations could be materially adversely affected.

FUTURE CHANGES IN THE FEDERAL IMMIGRATION LAWS COULD LIMIT OUR ABILITY TO RECRUIT AND EMPLOY SKILLED TECHNICAL PROFESSIONALS FROM OTHER COUNTRIES, AND THIS COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS

     To achieve our business objectives, we must be able to recruit and employ skilled technical professionals from other countries. Any future shortage of qualified technical personnel who are either United States citizens or otherwise eligible to work in the United States could increase our reliance on foreign professionals. Many technology companies have already begun to experience shortages of such personnel. Any failure to attract and retain qualified personnel as necessary could materially adversely affect our business and operating results. Foreign computer professionals such as those employed by us typically become eligible for employment in the United States by obtaining a nonimmigrant visa. The number of nonimmigrant visas is limited by federal immigration law. Although Congress had been considering approving an increase in the number of visas available, in light of recent world events we cannot predict whether such legislation will ultimately become law or whether there will be changes in the enforcement of existing laws. We also cannot predict what effect any future changes in the federal immigration laws will have on our business, condition (financial or otherwise), prospects and results of operations.

PROVISIONS IN OUR CHARTER DOCUMENTS AND IN DELAWARE LAW MAY DISCOURAGE POTENTIAL ACQUISITION BIDS FOR ON AND PREVENT CHANGES IN OUR MANAGEMENT WHICH OUR STOCKHOLDERS FAVOR

     Certain provisions of our charter documents eliminate the right of stockholders to act by written consent without a meeting and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings. Such provisions are intended to increase the likelihood of continuity and stability in the composition of our board of directors and in the policies set by the board. These provisions also discourage certain types of transactions, which may involve an actual or threatened change of control transaction. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. As a result, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, they could have the effect of discouraging others from making tender offers for our shares. As a result, these provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent changes in our management. Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series. The board of directors can fix the price, rights, preferences, privileges, and restrictions of such preferred stock without any further vote or action by our stockholders. The issuance of preferred stock allows us to have flexibility in connection with possible acquisitions and other corporate purposes. However, the issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock and the voting and other rights of the holders of our common stock may be adversely affected. The issuance of preferred stock may result in the loss of voting control to others. We have no current plans to issue any shares of preferred stock.

     We are subject to the anti-takeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. The Delaware law prevents certain Delaware corporations, including us, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a company and any entity or person affiliated with or controlling, or controlled by such entity or person. Under Delaware law, a Delaware corporation may "opt out" of the anti-takeover provisions. We have not "opted out" of the anti-takeover provisions of Delaware law.

OUR STOCK WILL LIKELY BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS WHICH MAY PREVENT STOCKHOLDERS FROM RESELLING THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY PURCHASED THEIR SHARES

     In the past, the market price of our common stock has varied greatly and the volume of our common stock traded has fluctuated greatly as well. We expect such fluctuation to continue. The fluctuation results from a number of factors including:

o any shortfall in revenue or net income from revenue or net income expected by investors and securities analysts;

o    announcements of new products by ON or our competitors;

o quarterly fluctuations in our financial results or the results of other software companies, including those of our direct competitors;

o changes in analysts' estimates of our financial performance, the financial performance of our competitors or the financial performance of software companies in general;

o    general conditions in the software industry;

o    changes in prices for our products or the products of our competitors;

o    changes in our revenue growth rates or the growth rates of our competitors;

o    sales of large blocks of our common stock; and

o    conditions in the financial markets in general.

     In addition, the stock market may from time to time experience extreme price and volume fluctuations. Many technology companies, in particular, have experienced such fluctuations. Often, such fluctuations have been unrelated to the operating performance of the specific companies. The market price of our common stock may experience significant fluctuations in the future.

THE SHARES OF COMMON STOCK ISSUED UPON EXERCISE OF CERTAIN WARRANTS WILL HAVE A DILUTIVE EFFECT

     On December 18, 2000, we entered into exchange agreements with Castle Creek Technology Partners, LLC and Marshall Capital Management, Inc. pursuant to which each of these investors has exchanged certain existing warrants for a new warrant exercisable for 1,400,000 shares of common stock and a promissory note in the principal amount of $500,000. The number of shares of our common stock issued or issuable upon exercise of the new warrants is fixed at 2,800,000 in the aggregate (subject to adjustment for stock splits, stock dividends and similar events and to weighted average antidilution adjustments in the case of certain below-market securities issuances by us); however, because the exercise price is $0.01 per share (subject to adjustment for stock splits, stock dividends and similar events and to weighted average antidilution adjustments in the case of certain below-market securities issuances by us), the issuance of the warrant shares has (in the case of warrant shares already issued) or will have a dilutive effect on our stockholders. This effect is significantly less dilutive than the dilution that would have resulted from the exercise of the warrants issued to these investors in 1999. As of November 12, 2001, these investors have exercised 705,847 of these warrant shares.

RISK OF DELISTING BY NASDAQ STOCK MARKET

     Under rules adopted by the Nasdaq Stock Market, our common stock is subject to possible delisting if, among other things, we fail to meet Nasdaq's net tangible asset test or the minimum bid price for our common stock falls below $1.00 for a period of 30 consecutive trading days. Delisting could have a material adverse effect on the price of our common stock and on the level of liquidity currently available to our shareholders.

     On July 24, 2001, we received notice from Nasdaq that our stock may be delisted on October 22, 2001 if the stock has not traded at or above $1 for a minimum of 10 consecutive trading days. We had 90 days from the date of the notification to achieve compliance with the minimum bid price standard. Compliance could be achieved during this 90-day period if the minimum bid price exceeded $1.00 for at least 10 consecutive trading days. On October 9, 2001, we were notified by Nasdaq that the minimum bid requirement was suspended for all companies until January 2, 2002. Compliance tracking with respect to the minimum bid requirement by Nasdaq may re-commence starting January 2, 2002.

     In the event that Nasdaq reinstates the minimum bid requirement and we fail to comply with such requirement, we have the right to appeal any such delisting. Notwithstanding our right to appeal any such delisting, there can be no assurance that an appeal would be successful.

     As of September 30, 2001, we were not in compliance with the tangible net asset requirement. The $5 million equity financing we completed on October 25, 2001 has, however, brought us back in compliance with this net tangible asset test as of the filing of this Form S-3; however, there can be no assurance that we will continue to be in compliance with Nasdaq's net tangible asset test.

OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED AS RESULT OF GENERAL ECONOMIC AND BUSINESS CONDITIONS

     Our business is subject to the effects of general economic and business conditions. Our operating results have been adversely affected by recent unfavorable economic conditions and reduced information technology spending. In addition, the recent terrorist attacks have added (or exacerbated) general economic, political and other uncertainties. If economic and market conditions do not improve and these uncertainties continue to exist, our business, condition (financial or otherwise), prospects and results of operations could continue to be adversely affected.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. All net proceeds from the sale of our common stock will go to the stockholders who offer and sell their respective shares.


                              SELLING STOCKHOLDERS

     On October 26, 2001, in a private placement and pursuant to the terms and conditions of the Securities Purchase Agreement by and among ON and the Investors, We sold 6,024,096 shares of common stock to the Investors for an aggregate purchase price of $5,000,000. Copies of the Securities Purchase Agreement and the Registration Rights Agreement entered into with the Investors on October 24, 2001 have been filed with the Securities and Exchange Commission, and we will, upon request, provide a copy of these documents to any stockholder at no cost.

     The shares covered by this prospectus are being offered from time to time during the period of effectiveness of the registration statement of which this prospectus is a part for the accounts of the selling stockholders.

     The table below presents information regarding the selling stockholders. The selling stockholders have advised us that the shares included in the table below represent the shares beneficially owned by each selling stockholder as of the date of this prospectus. Under the Registration Rights Agreement, as amended, we are required to register for resale all of the shares issued to the selling stockholders in the private placement. Each stockholder named in the table below has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

     The number of shares that may actually be sold by each selling stockholder will be determined by the selling stockholder. Because each selling stockholder may sell all, some or none of the shares that it holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

                                                                      SHARES BENEFICIALLY OWNED AFTER OFFERING
                                                                     (assuming the sale of all registered shares)
                               NUMBER OF SHARES                        ---------------------------------------
SELLING                        BENEFICIALLY           SHARES TO                                   PERCENTAGE
STOCKHOLDERS(1)                OWNED PRIOR TO       BE OFFERED IN                                 OF COMPANY'S
                               PRIVATE PLACEMENT    THIS OFFERING         NUMBER OF SHARES      COMMON STOCK (2)
---------------                -----------------    -------------      ----------------------     ------------
Special Situations Fund              1,300            3,253,012               1,300                    *
III, L.P.

Special Situations Cayman             ---             1,084,337                ---                    ---
Fund, L.P.

Special Situations Private            ---             1,084,337                ---                    ---
Equity Fund, L.P.

Special Situations                  195,800             602,410             195,800                    *
Technology Fund, L.P.

---------------
*Less than one percent.

(1) MGP Advisors Limited is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. is the general partner of and investment adviser to Special Situations Technology Fund, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisors Limited, AWM Investment Company, Inc., SST Advisers, L.L.C. and MG Advisers, L.L.C. and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(2) Based on 21,422,817 shares of common stock of ON outstanding as of November 16, 2001 (includes 6,024,096 issued to the selling stockholders on October 26, 2001).

                              PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale of the shares. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any such methods of sale or any other method pursuant to applicable law, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales.

     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out such short positions. The selling stockholders may also enter into option, swaps, derivatives or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

     From time to time, the selling stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares form time to time.

     The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by us. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     To the extent required, the specific shares of common stock to be sold, the name of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

     The rules and regulations in Registration M under the Securities Exchange Act of 1934 provide that during the period that any person is engaged in the distribution, as so defined in Regulation M, of our common stock, such person generally may not purchase shares of our common stock. The selling stockholders are subject to applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the selling stockholders. The foregoing may affect the marketability of the common stock.

     We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares. We have agreed to indemnify the selling stockholders against certain liabilities, including certain potential liabilities under the Securities Act.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by the selling stockholders hereunder.

     In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the shares of common stock offered hereby has been passed upon for us by Epstein Becker & Green, P.C., Boston, Massachusetts. Gabor Garai, a partner in Epstein Becker & Green, P.C., is the Assistant Secretary of ON.

                                MATERIAL CHANGES

     All material changes to ON's affairs that have occurred since December 31, 2000 are contained in our filings with the SEC which are incorporated herein by reference.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon for ON by Epstein Becker & Green, P.C., Boston, Massachusetts.

                                     EXPERTS

     The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said Firm as experts in giving said reports.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and NASDAQ National Market listing fee.

====================================      ===============
                                          AMOUNT PAID IN
                                          CONNECTION WITH
                                          THE OFFERING
====================================      ===============
SEC registration fee                      $   2,372
NASDAQ National Market listing fee        $  17,500
Legal fees and expenses                   $  20,000
Accounting fees and expenses              $  15,000
Miscellaneous expenses                    $   2,000
------------------------------------      ---------------
Total                                     $  56,872
====================================      ===============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article IX of ON's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

     Article VI of ON's By-laws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

     We have entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in ON's By-laws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Registration Rights Agreement dated October 24, 2001 entered into by us in connection with the sale of shares of our common stock to the Investors, provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

     At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ON in which indemnification is being sought, nor are we aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of ON.

ITEM 16. EXHIBITS

EXHIBIT NO.                        DESCRIPTION
-----------   --------------------------------------------------------------
    4.1       Fourth Amended and Restated Certificate of Incorporation of ON
              Technology Corporation, incorporated by reference to exhibit 3.1 to the Company's Registration Statement on Form S-1 (Reg. No.
              33-92562).

    4.2 Amended and Restated By-Laws of ON Technology Corporation, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Reg. No. 33-92562).

    4.3 Purchase Agreement by and among ON Technology Corporation, Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., and Special Situations Technology Fund, L.P., dated October 24, 2001, incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange commission on November 2, 2001.

    4.4 Registration Rights Agreement by and among ON Technology Corporation, Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., and Special Situations Technology Fund, L.P., dated October 24, 2001, incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange commission on November 2, 2001.

    5.1       Opinion of Epstein Becker & Green, P.C.

    23.1      Consent of Arthur Andersen LLP

    23.2      Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.1)

    24.1 Power of Attorney (reference is made to the signature page of this Registration Statement)


ITEM 17. UNDERTAKINGS

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ON pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 16th day of November, 2001.

                                                ON TECHNOLOGY CORPORATION

                                                By:  /s/ Robert L. Doretti
                                                     ---------------------------
                                                     CHIEF EXECUTIVE OFFICER

     We the undersigned directors and officers of ON Technology Corporation do hereby constitute and appoint each of Robert L. Doretti and Steven R. Wasserman, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and on our behalf in our capacities stated below, which acts and things each of them deem necessary and advisable to enable ON Technology Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents on connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                                DIRECTORS:

                                                /s/ Robert L. Doretti
                                                ---------------------------
                                                Robert L. Doretti

                                                /s/ Robert Badavas
                                                ---------------------------
                                                Robert Badavas

                                                /s/ Paul C. O'Brien
                                                ----------------------------
                                                Paul C. O'Brien

                                                 /s/ John Cassarini
                                                ---------------------------
                                                John Cassarini

                                                /s/ Gina Bornino Miller
                                                ---------------------------
                                                Gina Bornino Miller

                                                /s/ Louis J. Rupnik
                                                ---------------------------
                                                Louis J. Rupnik

                                  EXHIBIT INDEX



EXHIBIT NO.                        DESCRIPTION
-----------   --------------------------------------------------------------
    4.1       Fourth Amended and Restated Certificate of Incorporation of ON
              Technology Corporation, incorporated by reference to exhibit 3.1 to the Company's Registration Statement on Form S-1 (Reg. No.
              33-92562).

    4.2 Amended and Restated By-Laws of ON Technology Corporation, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Reg. No. 33-92562).

    4.3 Purchase Agreement by and among ON Technology Corporation, Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., and Special Situations Technology Fund, L.P., dated October 24, 2001, incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange commission on November 2, 2001.

    4.4 Registration Rights Agreement by and among ON Technology Corporation, Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., and Special Situations Technology Fund, L.P., dated October 24, 2001, incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange commission on November 2, 2001.

    5.1       Opinion of Epstein Becker & Green, P.C.

    23.1      Consent of Arthur Andersen LLP

    23.2      Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.1)

    24.1 Power of Attorney (reference is made to the signature page of this Registration Statement)












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